Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (333-163365 and 333-178897) and Forms S-8 (333-37011 and 333-39322) of The Bank of Kentucky Financial Corporation of our report, dated March 7, 2013, with respect to the consolidated financial statements of The Bank of Kentucky Financial Corporation and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of The Bank of Kentucky Financial Corporation for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

March 7, 2013